Exhibit 99.1

Nutrastar Announces Third Quarter 2010 Financial Results

Financial Highlights for the Three Months Ended September 30, 2010:

  Recorded revenues of $6.46 million, an 81.2% increase Year-Over-Year

  Gross profit of $5.28 million, an increase of $2.51 million or 90.6% Year-Over-Year

  Net income rises 100.4% Year-Over-Year to $4.07 million, representing a net margin of 62.9%

  Basic earnings per share (“EPS”) increases to $0.28; Diluted EPS increases to $0.25

Harbin, China, November 15, 2010-- Nutrastar International Inc. (OTCBB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded Traditional Chinese Medicine ("TCM") consumer products, today announced financial results for the three and nine months ended September 30, 2010.

Three Months Ended September 30, 2010

Revenues reached $6.46 million, an increase of approximately $2.90 million, or 81.2% from the same period in 2009. This increase was mainly attributable to the increase in sales of the Company’s core product, Chinese Golden Grass, driven by the continued increase in market demand combined with an increase in average selling price (“ASP”) of approximately 20% during the three months ended September 30, 2010 compared with the same period in 2009.

Gross profit was $5.28 million, an increase of approximately $2.51 million, or 90.6% as compared to the same period in 2009. Gross margin was 81.8%, an increase of 4.0% from 77.8% during the third quarter of 2009. The increase in gross margin was mainly due to the increase in the ASP of the Company’s Chinese Golden Grass for the third quarter of 2010 as well as economy of scale on the fixed cost portion of the cost of goods sold.

Cost of goods sold increased by $0.39 million, or 48.5%, to approximately $1.18 million from approximately $0.79 million during the same period in 2009. This increase was mainly due to the increase in the Company’s sales. As a percentage of revenues, the cost of goods sold decreased to 18.2% for the three months ended September 30, 2010 from 22.2% in 2009 mainly due to the increase in their ASP in the third quarter 2010 as well as economy of scale on the fixed cost portion of the cost of goods sold.

Income before income tax was approximately $4.67 million, an increase of $2.30 million, or up 97.2% from the same period of 2009. Operating margin was 72.3% for the third quarter 2010, an increase of 5.90% from 66.4% during the comparable 2009 period.

Net income was $4.07 million, an increase of $2.04 million, or 100.4% from the comparable period of 2009.

Basic EPS for the quarter ended September 30, 2010 was $0.28 based on 14.3 million shares outstanding, an increase of $0.13 per basic share from the same period in 2009 when there were approximately 13.3 million shares outstanding. Diluted EPS was $0.25 for the third quarter based on 16.4 million shares outstanding. This represents an increase of $0.10 per diluted share from the comparable 2009 period when there were approximately 13.3 million shares outstanding.

Nine Months Ended September 30, 2010

Revenues were $16.69 million, an increase of $5.14 million or 44.5% from approximately $11.55 million for the same nine month period in 2009. The increase was primarily as a result of an increase in demand for our core products, Chinese Golden Grass combined with the increase in the ASP of approximately 20% and product mix shift towards smaller packages with higher gross margins during the nine months ended September 30, 2010 compared with the same period in 2009.

Gross profit was $13.57 million, an increase of $5.75 million or 73.6% from approximately $7.82 million during the same period in 2009. Gross margin was 81.3% for the nine months ended September 30, 2010, an increase of 13.6% from 67.7% during the comparable period in 2009. The increase was a result of continued product mix shift towards smaller packages of the Chinese Golden Grass with higher gross margins combined with improved production process and economy of scale.

Cost of goods sold was $3.12 million, a decrease of $0.61 million, or 16.4%, for the nine months ended September 30, 2010 from approximately $3.73 million during the same period in 2009. This decrease was mainly due to the improved production process and economy of scale. As a percentage of revenues, the cost of goods sold decreased to 18.7% for the nine months ended September 30, 2010 from 32.3% in 2009 mainly attributable to the increase of sales volume of small package products with higher gross margins.

Income before income tax was approximately $11.75 million, up 77.2% from $6.63 million in the same nine month period of 2009. Operating margin was 70.4% for the first nine months of 2010, an increase of 13.0% from 57.4% recorded in the comparable nine month period of 2009.

Net income was $10.20 million, an increase of 77.7% from $5.74 million in the first nine months of 2009.

Basic and diluted EPS for the nine months ended September 30, 2010 was $0.58 based on 14.3 million and 14.4 million shares outstanding, respectively, an increase of $0.14 per basic and diluted share from the same period in 2009 when there were approximately 13.0 million shares outstanding.

Financial Position as of September 30, 2010

At September 30, 2010, the Company had cash and cash equivalents totaling $35.82 million, total assets of $50.16 million, working capital of $26.68 million and stockholders' equity of $39.31 million. The Company generated $10.69 million in net cash from operating activities for the nine months ended September 30, 2010.

Ms. Lianyun Han, President and Chief Executive Officer of Nutrastar commented, “We are very pleased by Nutrastar’s most recent three month and nine month financial performance, posting record sales of our golden grass products and earnings for our shareholders. Chinese Golden Grass products, especially our high margin, small packaged products, have seen steady, healthy sales volume and order flow.”

Ms. Han continued, “In the third quarter not only did the Company outperform financially, but we have continued to make strides growing our manufacturing capabilities, expanding our TCM consumer product line and geographical reach, and improving our investor relations and corporate governance efforts. As announced early in the quarter, we are in the midst of expanding our production capacity to 72 tons by the end of 2010. We believe we are well on the way to meeting this goal. We announced in July 2010 the signing of a product purchase agreement with Century Brighton Holdings, which will further expand our TCM customer base and penetration into the wealthy Hong Kong market. We have been well received in this market and look forward to continued growth on both the product side and customer side. The development of our Golden Grass wine and oral liquids are on track and is expected to commence trial production in Q1 2011.”

Ms. Han further commented, “So far in the fourth quarter, we began the initial rollout of our functional health drink with the signing of a key distributor in Changzhou city. We are very excited to be bringing this TCM based health beverage to the public market and look forward to further expanding its presence in other key areas and cities in China. With our new TCM functional health drink product line and the continued growth of our commercially cultivated Golden Grass product line, we expect to further expand our market position as a leading producer and supplier of premium TCM consumer products.”

Recent Events

On October 5, 2010, the Company elected Mr. Henry Ngan, Ms. Virginia P’an and Mr. Jianbing Zhong as independent directors. As a result, the majority of the Company’s board members are now independent. Each newly elected independent director was also appointed to the newly established Audit Committee, Compensation Committee and Governance and Nominating Committee of the board of directors of the Company. Mr. Ngan was appointed as the Chair of the Audit Committee, Ms. P’an was appointed as the Chair of the Compensation Committee and Mr. Zhong was appointed as the Chair of the Governance and Nominating Committee.

On October 22, 2010, the Company’s subsidiary, New Zealand WAYNE’s New Resources Development Co., Ltd. (“New Resources”) entered into an equity transfer agreement with nine original shareholders (the “Founders”) of the Company’s former subsidiary, Heilongjiang Shuaiyi New Energy Development Co., Ltd. (“Heilongjiang Shuaiyi”), pursuant to which New Resources transferred all of its equity interests in Heilongjiang Shuaiyi back to the Founders. In connection with the equity transfer, the Founders, the Company’s subsidiary, Harbin Baixin Biotech Development Co., Ltd. (“Harbin Baixin”) and Heilongjiang Shuaiyi also entered into a series of commercial arrangements, pursuant to which the Company obtained contractual rights to control and operate the businesses of Heilongjiang Shuaiyi and its subsidiaries (collectively, the “VIEs”), indirectly through Harbin Baixin. The Company, accordingly, became the primary beneficiary of the VIEs. As a result, the Company is allowed to consolidate the financial results of the VIEs into its consolidated financial statements under Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 810 and related subtopics related to the consolidation of variable interest entities. Also on October 22, 2010, New Resources entered into a termination agreement with each of the Founders, pursuant to which, the loan agreement and the promissory note, dated December 8, 2008, as amended (the “Loan Agreement”), was terminated and the parties have no further obligations and rights under the Loan Agreement. Subsequent to the above-mentioned restructuring, the Company is no longer obligated for the acquisition payable of $8.9 million.

For more information regarding Nutrastar’s financial performance during the third quarter of 2010, please refer to the Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 15, 2010.

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Revenue	$6,461,523	$3,565,961	$16,688,070	$11,549,244

Cost of goods sold	(1,177,739)	(793,101)	(3,122,669)	(3,733,026)

Gross profit	5,283,784	2,772,860	13,565,401	7,816,218

Selling expenses	(305,151)	(87,901)	(710,179)	(281,025)
General and administrative expenses	(545,533)	(330,660)	(1,522,650)	(943,903)

Income from operations	4,433,100	2,354,299	11,332,572	6,591,290

Other income (expenses):
Interest income	24,971	18,507	91,767	50,150
Exchange loss	(88,023)	(3,709)	(103,292)	(7,218)
Change in fair value of warrants	302,113	-	433,201	-
Other	-	13	-	165
Total other income(expenses)	239,061	14,811	421,676	43,097

Income before income tax	4,672,161	2,369,110	11,754,248	6,634,387

Provision for income tax	(605,967)	(340,056)	(1,551,351)	(891,220)

Net income	4,066,194	2,029,054	10,202,897	5,743,167

Other comprehensive income:
Foreign currency translation adjustment	541,692	25,251	719,779	20,940

Total comprehensive income	$4,607,886	$2,054,305	$10,922,676 $	5,764,107

Earnings per share:
Basic	$0.28	$0.15	$0.58	$0.44
Diluted	$0.25	$0.15	$0.58	$0.44

Weighted average number of shares outstanding:
Basic	14,332,731	13,297,731	14,326,138	12,989,613
Diluted	16,435,334	13,297,731	14,383,936	12,989,613

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	September 30	December 31
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35,815,681	$20,115,677
Restricted cash	231,025	-
Accounts receivable	391,212	215,486
Inventories	760,281	616,073
Prepayments and other receivables	335,393	251,235
Total current assets	37,533,592	21,198,471
OTHER ASSETS
Intangible assets, net	2,463,575	2,747,402
Property, plant and equipment, net	10,166,240	10,396,507

Total assets	$50,163,407	$34,342,380

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$120,316	$863
Other payables and accruals	456,967	453,504
Payable for intangible assets	-	878,709
Income tax payable	524,194	319,873
Due to related parties	50,738	49,794
Preferred stock dividend payable	97,464	-
Acquisition payable	8,902,545	8,736,833
Warrants liabilities	704,166	-

Total liabilities	$10,856,390	$10,439,576

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred Stock, $0.001 par value, 1,000,000 shares authorized, 197,706 shares and none shares issued and outstanding, respectively; aggregate liquidation preference amount: $5,535,768 and $nil, plus accrued but unpaid dividend of $97,464 and $nil, at September 30, 2010 and December 31, 2009, respectively	4,554,406	-
Common stock, $0.001 par value, 190,000,000 shares authorized, 14,332,731 and 14,297,731 shares issued and outstanding, at September 30, 2010 and December 31, 2009, respectively	14,333	14,298
Additional paid-in capital	6,482,690	4,715,891
Statutory reserves	1,348,036	1,341,687
Retained earnings	25,214,857	16,858,012
Accumulated other comprehensive income	1,692,695	972,916
Total shareholders' equity	39,307,017	23,902,804

Total liabilities and shareholders' equity	$50,163,407	$34,342,380

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded TCM consumer products including commercially cultivated Chinese Golden Grass ("Cordyceps Militaris") and functional health beverages. Cordyceps Militaris is one of the most highly regarded herbal nutrients in TCM. The Company believes it is the largest manufacturer of bioengineered Chinese Golden Grass in China, ranked by volume, according to China Market Monitoring Center (CMMC), accounting for approximately 19% market share in China. The Company is headquartered in Harbin, capital of Heilongjiang province, with 302 employees, 21 in R&D, and 132 in sales and marketing. The products of Nutrastar are sold throughout China via a direct and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com or e-mail: ir@nutrastarintl.com.

Safe Harbor Statement

This news release contains “forward-looking statements” relating to the business of Nutrastar International Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Robert Tick, CFO
Nutrastar International Inc.
Tel: +1- 408-306-9881
Email: roberttick@nutrastarintl.com

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com